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                            PINHEIRO NETO - ADVOGADOS


                                                      Sao Paulo, April 23, 2002


Companhia de Saneamento do
  Parana - SANEPAR
Rua Engenheiros Reboucas, 1376
80215-900 Curitiba-Parana
Brazil

Ladies and Gentlemen:

                  We have acted as special Brazilian counsel to Companhia de Saneamento do Parana - SANEPAR (the "Company"), a corporation organized under the laws of the Federative Republic of Brazil, in connection with the public offering and sale (the "Offering") by the Company of an aggregate of 10,080,000 American Depositary Shares (the "ADSs") representing 100,800,000 preferred shares of the Company, plus an aggregate of 2,159,100 ADSs to cover over-allotments, pursuant to the Underwriting Agreement among the Company and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and ABN AMRO Rothschild LLC, as representatives of the international underwriters.

                  In such capacity, we have examined the ESTATUTO SOCIAL (by-laws) of the Company, minutes of the Company's shareholders' meetings, minutes of the Board of Directors' meetings of the Company, certificates of Public Officials, certificates of officers of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

                  For the purpose of this opinion, we have assumed:

(a)      the genuineness of all signatures on all documents we have reviewed;

(b) the conformity to originals of all documents supplied to us as copies and the authenticity of the originals of such copies;

(c) that there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinions expressed herein; and

(d)      the authenticity of all such documents submitted to us as originals.

                  The opinions expressed below pertain solely to the laws of Brazil as currently in effect and express no opinion in relation to the laws of any jurisdiction other than those of Brazil.

                  Based on the foregoing and having due regard for such other legal considerations as I deem relevant, we are of the opinion that:

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                  1.  the Company is a SOCIEDADE ANONIMA duly formed and
validly existing under the laws of Brazil; and


                  2. the preferred shares to be issued and sold by the Company, as described in the Prospectus, when so issued and sold will be legally issued, fully paid and nonassessable.

                  This opinion is being furnished to you solely for your benefit in connection with the Offering of the Company, and it is not to be used, circulated, quoted, relied upon or otherwise referenced to for any purpose without our prior written permission.

                  We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm in Sections "Risk Factors", "Taxation" "Validity of Securities" and "Service of Process and Enforcement of Judgments" in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Pinheiro Neto - Advogados
                                                  -----------------------------
                                                  Pinheiro Neto - Advogados